Exhibit 10.1

August 31, 2016

Dear Meg,

On behalf of Tellurian Investments Inc., the Board of Directors is very pleased to offer you a position with us as President and Chief Executive Officer of Tellurian Investments Inc. This is an exempt position under the FLSA. The terms of your employment are as follows:

Start Date

Your start date as an employee will be Wednesday, August 31, 2016.

Work Location and Supervisor

You will be based in Houston. Depending on the Company’s needs, you may work from time to time from other locations for short- to medium-term durations, but you will always remain based in Houston.

You will report to the Board of Directors of Tellurian Investments Inc. Your direct contact on the Board of Directors will be Martin Houston, Executive Vice Chairman.

Compensation

Salary
Your base salary will be $25,000, paid semi-monthly, which is equivalent to a $600,000 annual base salary. You will be eligible for an annual merit increase at the discretion of the Board of Directors or an appropriate subcommittee of the Board (collectively the “Board”).

Bonus
Your annual bonus will be determined by the Board. this is a purely discretionary bonus, and will be based on company and personal performance milestones over the course of the year, as agreed between you and the Board.

Benefits
We offer a benefits plan at no cost to our employees that includes health, dental, vision, short-term and long-term disability coverage, and 6 percent 401(k) matching. Details of these benefits will be provided to you in separate documents.

Annual Review
You will have a performance review at least once annually, but generally at any time in the Board’s sole discretion, at which time your salary, bonus structure, other company and performance issues or goals will be addressed.

Equity incentives
You will receive the opportunity to purchase up to 2,000,000 shares of Tellurian common stock at a price of $0.50 (fifty cents) per share. This opportunity will expire on September 31, 2016. Any further equity awards will be at the Board’s discretion and approved by the Company’s stockholders as necessary.

Equity in general
You will be granted 2,500,000 restricted shares of Company stock, which will vest upon a final investment decision (FID) being made by the Board of Directors with respect to a project. You agree to sign a restricted share agreement with respect to these restricted shares.

Other Compensation

You will receive a company-provided parking space, a company-paid membership and expenses at the Petroleum Club, and reimbursed for a cell phone and usage of your choice.

Vacation

Your basic annual vacation or “PTO” allowance will be 5 weeks (twenty-five working days, or 200 hours), which shall accrue to you at a rate of 50 hours per calendar quarter. Any additional PTO will be granted at the Board’s discretion.

Exhibit 10.1

Other than otherwise agreed with the Board, this PTO is the only allowance for vacation, sickness, or personal time that will be allowed; however, you may use PTO in any way you see fit.

Other terms and conditions

This offer of employment is contingent on your presenting proof of your identity and employment eligibility in the United States within three days of your start date.

In the course of performing your duties, you will have access to sensitive and confidential information relating to Tellurian, its partners, its affiliates, its customers, products, and technology, as well as confidential business plans and financial data of other companies and third parties, all of which are valuable, special, and unique assets (collectively, the “Confidential Information”). You agree that you will not, during or after the term of your employment with Tellurian, disclose any Confidential Information to any third party. You also agree that you shall not make use of any Confidential Information for your own purposes or for the benefit of any third party. You agree to sign a separate nondisclosure or confidentiality agreement that further memorializes these obligations.

By signing this letter, you are confirming that your employment with us will not conflict with any existing agreements to which you are subject and you are not subject to any non-competition agreements. You have informed us that you are subject to a 90-day non-solicitation agreement with Cheniere Energy, Inc.

This letter constitutes the terms of your employment and supersedes any prior discussion. Nothing in this offer letter is to be construed either as an employment contract or a guarantee of employment for any specified time, and all payments described in this letter are contingent upon your continued employment with the Company. You are employed on an at-will basis.

The Company retains the sole right to terminate your employment for any reason and without notice, and nothing in this letter is meant to imply that the Company is relinquishing any of those rights.

Any alteration of the terms of this letter shall solely be a matter for the Board of Directors.

Meg, we look forward to you joining our team and participating in this unique opportunity.

If you agree to the terms of this letter, please indicate your acceptance by signing below and returning a copy via email or in person by close of business on Wednesday, August 31, 2016. please don’t hesitate to contact us if you have any questions.

All the best.

BY DIRECTION OF THE BOARD OF DIRECTORS:

/s/C. Bowe Daniels
Bowe Daniels
Company Secretary

AGREED AND ACCEPTED:

/s/ Meg A. Gentle     31 August 2016
Meg Gentle             Date